Exhibit (k)(4)

[ FORM OF LOCK-UP LETTER AGREEMENT ]

Lock-up Letter Agreement

, 2009

Keating Capital, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO  80111

Re:           Keating Capital, Inc. –  Public Offering
Lock-up Letter Agreement

Dear Ladies and Gentlemen:

This letter agreement (this “Agreement”) is being delivered to Keating Capital, Inc. (the “Company”) in connection with the proposed public offering (the “Offering”) of up to 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  Reference is made to the registration statement on Form N-2 (File No. 333-157217) initially filed by the Company with the Securities and Exchange Commission on February 10, 2009 (as amended from time to time, the “Registration Statement”) relating to the Offering, and the prospectus included therein (as amended or supplemented from time to time, including pursuant to a separate filing under Rule 497 of the Securities Act of 1933, as amended, the “Prospectus”).  The Offering is expected to be conducted in accordance with the terms and subject to the conditions set forth in the Registration Statement and the Prospectus, in each case as amended or supplemented from time to time.

In order to induce the Company to proceed with the Offering, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company that the undersigned will not, directly or indirectly, (i) offer, pledge, or sell, by contract, option, right or otherwise, any Insider Shares (as defined below) beneficially owned by the undersigned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or lend, grant or otherwise transfer or dispose of any such Insider Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic characteristics of ownership of such Insider Shares (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Insider Shares, in cash or otherwise), with respect to the Insider Shares, during the Lock-Up Period (as defined below).

As used herein, the term (i) “Insider Shares” shall mean any shares of the Company’s Common Stock beneficially owned by the undersigned from the date of effectiveness of the Registration Statement through the date the Offering concludes, and (ii) “Lock-Up Period” shall mean the period from the date of effectiveness of the Registration Statement through the earlier of (A) one year after the date the Offering concludes, and (B) the date the Common Stock is listed on the Nasdaq Capital Market or similar national securities exchange.  For purposes of the foregoing sentence, the Offering shall be deemed to conclude upon the date of the final closing, including issuance of shares of Common Stock by the Company in exchange for payment therefor, relating thereto.

Notwithstanding the foregoing, the undersigned may (i) transfer Insider Shares either during such person’s lifetime or, on death, by bona fide gifts, will or intestacy to members of the undersigned’s spouse, lineal descendents, father, mother, brothers or sisters (including any such relatives by adoption or marriage)(collectively, the undersigned’s “Immediate Family”) or to trusts exclusively for the benefit of members of the undersigned’s Immediate Family, (ii) transfer Insider Shares pursuant to a qualified domestic relations order, or (iii) transfer record ownership of the Insider Shares whereby there is no change in beneficial ownership; provided, however, that, prior to any such transfer, such transferee executes an agreement pursuant to which such transferee agrees to receive and hold such Insider Shares subject to the provisions hereof.

The undersigned acknowledges and understands that the Company will rely upon the agreements set forth herein in proceeding with the Offering.

This Agreement shall be binding on the undersigned and such person’s successors, heirs, personal representatives and assigns.  This Agreement shall terminate upon expiration of the Lock-Up Period.

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

No term or provision of this Agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

[The Remainder of this Page is Intentionally Left Blank]

*               *               *

Sincerely,

(print name)

Accepted and agreed:

KEATING CAPITAL, INC

By:
Name: Timothy J. Keating
Title: President and Chief Executive Officer

3